                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04315D400
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)
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-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      Page 2 of 4 Pages
-------------------                                            -----------------
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                 Rick Rubin
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                       5.     SOLE VOTING POWER
    NUMBER OF
                              362,022
     SHARES       --------------------------------------------------------------
                       6.     SHARED VOTING POWER
  BENEFICIALLY

    OWNED BY      --------------------------------------------------------------
                       7.     SOLE DISPOSITIVE POWER
      EACH
                              362,022
    REPORTING     --------------------------------------------------------------
                       8.     SHARED DISPOSITIVE POWER
   PERSON WITH

--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            362,022
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.5%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------
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-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      Page 3 of 4 Pages
-------------------                                            -----------------

ITEM 1(a). NAME OF ISSUER:

           ARTISTdirect, Inc.
           ---------------------------------------------------------------------
ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           5670 Wilshire Boulevard, Suite 200
           ---------------------------------------------------------------------
           Los Angeles, CA  90036
           ---------------------------------------------------------------------
ITEM 2(a). NAME OF PERSON FILING:

           Rick Rubin
           ---------------------------------------------------------------------
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           c/o Alan S. Halfon & Company
           ---------------------------------------------------------------------
           9595 Wilshire Boulevard, Suite 505
           ---------------------------------------------------------------------
           Beverly Hills, CA  90212
           ---------------------------------------------------------------------
ITEM 2(c). CITIZENSHIP

           United States
           ---------------------------------------------------------------------
ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.01 per share
           ---------------------------------------------------------------------
ITEM 2(e). CUSIP NUMBER:

           04315D400
           ---------------------------------------------------------------------
ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
           13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable
           ---------------------------------------------------------------------
ITEM 4.    OWNERSHIP.
           (a) Amount Beneficially Owned:                              362,022
                                                                     -----------
           (b) Percent of Class:                                          10.5%
                                                                     -----------
           (c) Number of shares as to which such person has:
               (i)   Sole power to vote or to direct the vote:         362,022
                                                                     -----------
               (ii)  Shared power to vote or to direct
                     the vote:
                                                                     -----------
               (iii) Sole power to dispose or to direct the
                     disposition of:                                   362,022
                                                                     -----------
               (iv)  Shared power to dispose or to direct the
                     disposition of:
                                                                     -----------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable
           ---------------------------------------------------------------------
ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable
           ---------------------------------------------------------------------
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-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      Page 4 of 4 Pages
-------------------                                            -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not Applicable
           ---------------------------------------------------------------------
ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable
           ---------------------------------------------------------------------
ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable
           ---------------------------------------------------------------------
ITEM 10.   CERTIFICATIONS.

           Not Applicable
           ---------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 5, 2002
                                          --------------------------------------
                                                         Date
                                                  /s/ RICK RUBIN
                                          --------------------------------------
                                                      (Signature)

                                                  Name:  Rick Rubin